EX 99.1

Delek US Holdings Reports Fourth Quarter and Full Year 2018 Results

•	Reported net income of $121.6 million and adjusted EBITDA of $251.4 million for the fourth quarter 2018

•	Generated $359.1 million of cash from continuing operations during the fourth quarter 2018

•	Strong balance sheet with approximately $1.1 billion of cash and $8.1 million net debt position excluding DKL

•	Repurchased $365 million of stock in 2018; Expect to repurchase $50 million during the first quarter 2019

•	Increased regular quarterly dividend by 3.8 percent to $0.27 per share

BRENTWOOD, Tenn.-- February 19, 2019 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its fourth quarter ended December 31, 2018. Delek US reported fourth quarter 2018 net income of $121.6 million, or $1.48 per diluted share, versus net income of $211.1 million, or $2.56 per diluted share, for the quarter ended December 31, 2017. On an adjusted basis, Delek US reported adjusted net income of $129.8 million, or $1.59 per diluted share for the fourth quarter 2018. This compares to adjusted net income of $47.6 million, or $0.58 per diluted share, in the prior-year period. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $251.4 million compared to Adjusted EBITDA of $165.1 million in the prior-year period. Reconciliations of net income reported under U.S. GAAP to adjusted net income and Adjusted EBITDA are included in the financial tables attached to this release.

Quarterly results improved year-over-year primarily due to better performance in the refining segment. The refining segment contribution margin increased to $235.3 million in the fourth quarter 2018, compared to a contribution margin of $185.8 million in the prior-year period. The improved results in refining benefited from favorable crude oil differentials and lower RINs expense, which more than offset a lower crack spread environment. The logistics segment contribution margin improved to $45.0 million during the quarter compared to $32.7 million in the prior-year period, as it primarily benefited from the drop down of the Big Spring refinery logistics assets that was effective March 1, 2018. The retail segment contribution margin was $13.1 million during the quarter compared to $13.3 million in the prior year period.

For the full year 2018, Delek US reported net income of $345.6 million, or $4.02 per diluted share, compared to net income of $288.8 million, or $4.00 per diluted share in 2017. On an adjusted basis, net income was $406.3 million, or $4.80 per diluted share in 2018, compared to net income of $95.4 million, or $1.33 per diluted share in 2017. This increase in the adjusted results on a year-over-year basis was primarily due to a full year of contribution from the Alon USA operations acquired effective July 1, 2017, and a larger Midland WTI to Cushing crude oil price discount during 2018. Adjusted EBITDA was $854.4 million compared to Adjusted EBITDA of $417.8 million in the prior year period.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "2018 was a great year for Delek US. We achieved record EBITDA and strong cash flow allowing us to invest $322 million in our business, while returning $445 million to shareholders, or approximately 16 percent of our current market capitalization, through dividends and share repurchases. In addition, we successfully integrated the Alon acquisition, captured approximately $135 million of synergies, improved the Krotz Springs refinery and simplified our corporate structure. We ended the year with approximately $1.1 billion of cash, and we are well positioned with the financial flexibility to execute our midstream growth initiatives that are expected to support a projected $370 to $390 million of EBITDA from our midstream operations by 2022. We are constructing our Big Spring Gathering system in the Permian Basin and will manage our capital spending based on our producers' acreage development plans during the year. We continue to develop our long-haul crude oil pipeline strategy, and believe that a potential combination with another pipeline could create a more capital efficient and better utilized project for all partners. In addition to investing in our business, our capital allocation program includes returning excess cash flow to investors. To that end, we increased our dividend and expect to repurchase $50 million of Delek US stock during the first quarter 2019. We remain focused on operating reliable and efficient operations, returning cash to our shareholders, investing in our business and exploring opportunities to provide future growth to create long term value for our shareholders."

Regular Quarterly Dividend and Share Repurchase
Delek US announced today its Board of Directors declared a regular quarterly cash dividend of $0.27 per share. This represents a 3.8 percent increase from our previous regular quarterly dividend. Shareholders of record on March 5, 2019 will receive this cash dividend payable on March 19, 2019.

During the fourth quarter 2018, Delek US repurchased approximately 4.2 million shares of Delek US common stock for approximately $157.9 million, with an average price of $37.81 per share. For the year ended December 31, 2018, Delek US repurchased approximately 9.0 million shares for approximately $365.3 million, with an average price of $40.49 per share. At December 31, 2018, there was approximately $409.7 million of total available authorization remaining to repurchase shares. Delek US expects to repurchase approximately $50 million of Delek US common stock during the first quarter 2019.

Liquidity
As of December 31, 2018, Delek US had a cash balance of $1,079.3 million and total consolidated debt of $1,783.3 million, resulting in net debt of $704.0 million. As of December 31, 2018, Delek US' subsidiary, Delek Logistics, had $700.4 million of total debt and $4.5 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $1,074.8 million in cash and $1,082.9 million of debt, or an $8.1 million net debt position.

Refining Segment
Refining segment contribution margin was $235.3 million in the fourth quarter 2018 compared to $185.8 million in the fourth quarter 2017. On a year-over-year basis, results benefited from a wider discount for the Midland to Cushing differential, and lower RINs expense, which more than offset a lower crack spread environment. In the fourth quarter 2018, results included an approximate $16.0 million reduction in operating expenses related to environmental indemnification proceeds at the idled Bakersfield, California location. The Gulf Coast 5-3-2 crack spread decreased to $12.50 per barrel for the fourth quarter 2018, compared to $14.66 per barrel for the same period in 2017.

Results during the fourth quarter 2018 do not fully reflect the Midland to Cushing market differential during the period due to an inventory timing effect. The estimated realized Midland to Cushing differential included in reported results was approximately $10.68 per barrel during the fourth quarter 2018, taking into consideration an inventory timing effect.

During the fourth quarter 2018, the Midland WTI crude oil differential to Brent crude oil was an average discount of $15.05 per barrel compared to $5.95 per barrel in the prior-year period. The Midland WTI crude oil differential to Cushing WTI was an average discount of $8.59 per barrel in fourth quarter 2018 compared to an average discount of $0.28 per barrel in the fourth quarter 2017. Backwardation in the oil futures market was $0.12 per barrel in the fourth quarter 2018, compared to contango of $0.39 per barrel in the fourth quarter 2017.

Logistics Segment
The logistics segment contribution margin in the fourth quarter 2018 increased to $45.0 million compared to $32.7 million in the fourth quarter 2017. The primary factor that increased contribution margin was a benefit from the drop down of the Big Spring refinery logistics assets that was effective March 1, 2018, which was partially offset by a lower gross margin in west Texas wholesale marketing.

Retail Segment
For the fourth quarter 2018, contribution margin was $13.1 million compared to $13.3 million in the prior year period for the retail segment. Merchandise sales were approximately $81.0 million with an average retail margin of 30.2% in the fourth quarter 2018, compared to merchandise sales of approximately $84.2 million with an average retail margin of 31.5% in the prior year period. Approximately 53.3 million retail fuel gallons were sold at an average margin of $0.30 per gallon in the fourth quarter 2018 compared to 53.2 million retail fuel gallons sold at an average margin of $0.17 per gallon in the fourth quarter 2017. On a same store sales basis in the fourth quarter 2018, merchandise sales decreased 0.7% and fuel gallons sold increased 0.1% compared to the prior-year period.

Corporate/Other Segment
Contribution margin from the Corporate/Other segment was a loss of $8.0 million in the fourth quarter 2018 compared to a loss of $17.5 million in the prior-year period. The net hedging gain included in this segment in the fourth quarter 2018 was $11.3 million compared to a net hedging loss of $4.0 million in the prior-year period.

Fourth Quarter 2018 Results | Conference Call Information
Delek US will hold a conference call to discuss its fourth quarter and full-year 2018 results on Wednesday, February 20, 2019 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately five minutes prior to the start of the call. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 21, 2019 by dialing (855) 859-2056, passcode 1587848. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) fourth quarter and full-year 2018 earnings conference call that will be held on Wednesday, February 20, 2019 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 280 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; expiration of offtake agreements; crude oil prices and discounts and our ability to benefit therefrom; share repurchases; synergies resulting from the Alon USA transaction including the amount and timing thereof; returning cash to shareholders; payments of dividends; growth; investments into our business; execution of our midstream growth initiatives; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to obtain commitments and construct the pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Adjusted net income (loss) - calculated as net income attributable to Delek adjusted for certain identified infrequently occurring items, non-cash items and items that are not attributable to our on-going operations (collectively, "Adjusting Items") recorded during the period;

•
Adjusted unrealized hedging (gains) losses - calculated as GAAP unrealized (gains) losses on commodity derivatives that are economic hedges but not designated as hedging instruments adjusted to exclude unrealized (gains) losses where the instrument has matured but where it has not cash settled as of the balance sheet date. This adjustment more appropriately aligns matured commodity derivatives gains and losses with the recognition of the related cost of materials and other. There are no premiums paid or received at the inception of the derivative contracts, and upon settlement there is no cost recovery associated with these contracts;

•
Adjusted net income (loss) per share - calculated as adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;

•
Adjusted EBITDA - calculated as EBITDA adjusted for the identified Adjusting Items in adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;

•	Refining margin - calculated as the difference between total refining revenues and total cost of materials and other; and

•
Refining margin per throughput barrel - calculated as refining margin divided by our average refining throughput in barrels per day multiplied by 1,000 and multiplied by the number of days in the period.

We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and they may obscure our underlying results and trends.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because adjusted net income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	December 31, 2018	December 31, 2017
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,079.3	$931.8
Accounts receivable, net	514.4	579.6
Accounts receivable from related parties	—	2.1
Inventories, net of inventory valuation reserves	690.9	808.4
Assets held for sale	—	160.0
Other current assets	135.7	129.9
Total current assets	2,420.3	2,611.8
Property, plant and equipment:
Property, plant and equipment	2,999.6	2,772.5
Less: accumulated depreciation	(804.7)	(631.7)
Property, plant and equipment, net	2,194.9	2,140.8
Goodwill	857.8	816.6
Other intangibles, net	104.4	101.1
Equity method investments	130.3	138.1
Other non-current assets	52.9	126.8
Total assets	$5,760.6	$5,935.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,009.7	$973.4
Accounts payable to related parties	1.5	1.7
Current portion of long-term debt	32.0	590.2
Obligation under Supply and Offtake Agreements	312.6	435.6
Liabilities associated with assets held for sale	—	105.9
Accrued expenses and other current liabilities	307.7	564.9
Total current liabilities	1,663.5	2,671.7
Non-current liabilities:
Long-term debt, net of current portion	1,751.3	875.4
Obligation under Supply and Offtake Agreements	49.6	—
Environmental liabilities, net of current portion	139.5	68.9
Asset retirement obligations	75.5	72.1
Deferred tax liabilities	190.2	199.9
Other non-current liabilities	62.9	83.0
Total non-current liabilities	2,269.0	1,299.3
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 90,478,075 shares and 81,533,548 shares issued at December 31, 2018 and December 31, 2017, respectively	0.9	0.8
Additional paid-in capital	1,135.4	900.1
Accumulated other comprehensive income	28.6	6.9
Treasury stock, 12,477,780 shares and 762,623 shares, at cost, as of December 31, 2018 and 2017, respectively	(514.1)	(25.0)
Retained earnings	1,001.8	767.8
Non-controlling interests in subsidiaries	175.5	313.6
Total stockholders’ equity	1,828.1	1,964.2
Total liabilities and stockholders’ equity	$5,760.6	$5,935.2

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited) (1)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except share and per share data)	2018	2017 (1)	2018 (2)	2017 (1)

Net revenues	$2,413.4	$2,483.7	$10,172.4	$7,267.1
Cost of sales:
Cost of materials and other	1,962.6	2,116.9	8,499.8	6,327.6
Operating expenses (excluding depreciation and amortization presented below)	137.8	127.8	538.5	375.7
Depreciation and amortization	42.0	38.9	161.3	132.1
Total cost of sales	2,142.4	2,283.6	9,199.6	6,835.4
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	27.6	24.7	106.5	53.3
General and administrative expenses	71.5	53.9	247.6	175.9
Depreciation and amortization	11.0	9.0	38.1	21.2
Other operating (income) expense, net	(21.9)	—	(31.3)	1.0
Total operating costs and expenses	2,230.6	2,371.2	9,560.5	7,086.8
Operating income (loss)	182.8	112.5	611.9	180.3
Interest expense	30.7	31.3	125.9	93.8
Interest income	(2.8)	(1.3)	(5.8)	(4.0)
(Income) loss from equity method investments	(2.8)	(2.9)	(9.7)	(12.6)
Gain on remeasurement of equity method investment	—	—	—	(190.1)
Gain on sale of business	(0.1)	—	(13.3)	—
Impairment loss on assets held for sale	—	—	27.5	—
(Gain) loss on extinguishment of debt	—	—	9.1	—
Other (income) expense, net	0.6	(0.8)	(7.3)	(6.1)
Total non-operating expenses (income), net	25.6	26.3	126.4	(119.0)
Income (loss) from continuing operations before income tax expense	157.2	86.2	485.5	299.3
Income tax expense (benefit)	29.6	(140.7)	96.4	(29.2)
Income (loss) from continuing operations, net of tax	127.6	226.9	389.1	328.5
Discontinued operations:
(Loss) income from discontinued operations, including gain (loss) on sale of discontinued operations	(0.2)	(2.2)	(10.9)	(8.6)
Income tax (benefit) expense	—	(0.4)	(2.2)	(2.7)
(Loss) income from discontinued operations, net of tax	(0.2)	(1.8)	(8.7)	(5.9)
Net income (loss)	127.4	225.1	380.4	322.6
Net income attributed to non-controlling interests	5.8	14.0	34.8	33.8
Net income (loss) attributable to Delek	$121.6	$211.1	$345.6	$288.8

Basic income (loss) per share:
Income (loss) from continuing operations	$1.50	$2.62	$4.38	$4.12
(Loss) income from discontinued operations	—	(0.02)	$(0.20)	$(0.08)
Total basic income (loss) per share	$1.50	$2.60	$4.18	$4.04

Diluted income per share:
Income (loss) from continuing operations	$1.48	$2.58	$4.21	$4.08
(Loss) income from discontinued operations	—	(0.02)	$(0.19)	$(0.08)
Total diluted income (loss) per share	$1.48	$2.56	$4.02	$4.00
Weighted average common shares outstanding:
Basic	81,321,240	81,338,755	82,797,110	71,566,225
Diluted	82,528,339	82,645,060	86,768,401	72,303,083
Dividends declared per common share outstanding	$0.26	$0.15	$0.96	$0.60
(1) Certain changes to presentation of the prior period statements of income have been made in order to conform to the current period presentation, primarily relating to the addition of a subtotal entitled 'cost of sales' which includes all costs directly attributable to the generation of the related revenue, as defined by GAAP, and the retitling of what was previously referred to as 'cost of goods sold' to 'cost of materials and other'. Operating expenses and depreciation and amortization related to the wholesale business and the retail business are excluded from cost of sales because they primarily relate to costs associated with selling the products.

(2)
Net revenues and cost of materials and other for the year ended December 31, 2018 reflect a correction of an intercompany elimination related to the nine months ended September 30, 2018, which resulted in an increase in net revenues and cost of materials and other of $347.1 million not previously reflected on the unaudited consolidated financial statements in our September 30, 2018 Quarterly Report on Form 10-Q filed on November 9, 2018, of which $73.3 million related to the three and six months ended June 30, 2018 not previously reflected on the unaudited consolidated financial statements in our June 30, 2018 Quarterly Report on Form 10-Q filed on August 9, 2018.

Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Cash provided by operating activities - continuing operations	$359.1	$242.2	$590.4	$321.8
Cash provided by (used in) operating activities - discontinued operations	—	5.1	(30.1)	(2.1)
Net cash provided by operating activities	359.1	247.3	560.3	319.7
Cash flows from investing activities:
Cash (used in) provided by investing activities - continuing operations	(88.1)	(67.3)	(145.3)	25.4
Cash used in (provided by) investing activities - discontinued operations	—	(1.3)	20.0	12.2
Net cash (used in) provided by investing activities	(88.1)	(68.6)	(125.3)	37.6
Cash flows from financing activities:
Cash used in financing activities - continuing operations	(300.8)	(74.8)	(297.6)	(104.6)
Cash provided by (used in) financing activities - discontinued operations	—	—	—	—
Net cash used in financing activities	(300.8)	(74.8)	(297.6)	(104.6)
Net (decrease) increase in cash and cash equivalents	(29.8)	103.9	137.4	252.7
Cash and cash equivalents at the beginning of the period	1,109.1	831.7	941.9	689.2
Cash and cash equivalents at the end of the period	1,079.3	935.6	1,079.3	941.9
Less cash and cash equivalents of discontinued operations at the end of the period	—	3.8	—	10.1
Cash and cash equivalents of continuing operations at the end of the period	$1,079.3	$931.8	$1,079.3	$931.8

(1) The condensed statements of cash flows for the three months ended December 31, 2018 and 2017 have been derived from taking the difference between the year-to-date statements of cash flows for the year ended December 31, 2018 and 2017 compared to the nine months ended September 30, 2018 and 2017 (as previously reported on our Quarterly Reports on Forms 10-Q), respectively. Therefore, any changes in presentation that occurred in year-to-date cash flow results for the years ended December 31, 2018 or 2017 are reflected in the three-month periods then ended, as no retrospective changes in presentation to statements previously reported on our Quarterly Reports on Forms 10-Q have been made.

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended December 31, 2018
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$2,032.5	$97.2	$214.6	$69.1	$2,413.4
Intercompany fees and sales	198.8	62.1	—	(260.9)	—
Operating costs and expenses:
Cost of materials and other	1,877.3	98.5	177.3	(190.5)	1,962.6
Operating expenses (excluding depreciation and amortization presented below)	118.7	15.8	24.2	6.7	165.4
Segment contribution margin	$235.3	$45.0	$13.1	$(8.0)	$285.4
Depreciation and amortization	34.6	6.3	7.8	4.3	53.0
General and administrative expenses					71.5
Other operating income, net					(21.9)
Operating income					$182.8
Total assets	$5,430.1	$624.7	$310.6	$(604.8)	$5,760.6
Capital spending (excluding business combinations)	$67.6	$4.2	$4.0	$30.5	$106.3

	Three Months Ended December 31, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$2,123.8	$111.8	$212.8	$35.3	$2,483.7
Intercompany fees and sales	130.5	39.4	—	(169.9)	—
Operating costs and expenses:
Cost of materials and other	1,963.7	106.2	175.7	(128.7)	2,116.9
Operating expenses (excluding depreciation and amortization presented below)	104.8	12.3	23.8	11.6	152.5
Segment contribution margin	$185.8	$32.7	$13.3	$(17.5)	214.3
Depreciation and amortization	32.3	5.5	3.3	6.8	47.9
General and administrative expenses					53.9
Other operating expense, net					—
Operating income					$112.5
Total assets (1)	$4,846.5	$443.5	$331.4	$313.8	$5,935.2
Capital spending (excluding business combinations)	$58.6	$9.7	$1.1	$9.4	$78.8

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Year Ended December 31, 2018
	Refining (2), (3)	Logistics	Retail	Corporate, Other and Eliminations (2)	Consolidated (3)
Net revenues (excluding intercompany fees and sales)	$8,710.7	$416.8	$915.4	$129.5	$10,172.4
Intercompany fees and sales	839.0	240.8	—	(1,079.8)	—
Operating costs and expenses:
Cost of materials and other	8,219.2	429.1	755.8	(904.3)	8,499.8
Operating expenses (excluding depreciation and amortization presented below)	465.4	58.7	100.7	20.2	645.0
Segment contribution margin	$865.1	$169.8	$58.9	$(66.2)	$1,027.6
Depreciation and amortization	133.7	26	24.6	15.1	199.4
General and administrative expenses					247.6
Other operating income, net					(31.3)
Operating income					$611.9
Capital spending (excluding business combinations) (4)	$203.9	$11.6	$10.0	$91.7	$317.2

	Year Ended December 31, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$6,364.5	$382.3	$426.7	$93.6	$7,267.1
Intercompany fees and sales	256.1	155.8	—	(411.9)	—
Operating costs and expenses:
Cost of materials and other	5,852.2	372.9	350.3	(247.8)	6,327.6
Operating expenses (excluding depreciation and amortization presented below)	317.7	43.3	49.6	18.4	429.0
Segment contribution margin	$450.7	$121.9	$26.8	$(88.9)	$510.5
Depreciation and amortization	109.2	21.9	7.0	15.2	153.3
General and administrative expenses					175.9
Other operating expense, net					1.0
Operating Income					$180.3
Capital spending (excluding business combinations)	$128.2	$18.4	$11.7	$19.2	$177.5

(1)	Assets held for sale of $160.0 million are included in the corporate, other and eliminations segment as of December 31, 2017.

(2)
The corporate, other and eliminations segment results of operations for the year ended December 31, 2018 includes Canada trading activity which was previously included and reported in the refining segment for the three months ended March 31, 2018.

(3)
Net revenues and cost of materials and other for the year ended December 31, 2018 reflect a correction of an intercompany elimination in the refining segment related to the nine months ended September 30, 2018, which resulted in an increase in net revenues and cost of materials and other of $347.1 million not previously reflected on the unaudited consolidated financial statements in our September 30, 2018 Quarterly Report on Form 10-Q filed on November 9, 2018, of which $73.3 million related to the three and six months ended June 30, 2018 not previously reflected on the unaudited consolidated financial statements in our June 30, 2018 Quarterly Report on Form 10-Q filed on August 9, 2018.

(4)	Capital spending excludes transaction costs capitalized in the amount of $0.4 million during the year ended December 31, 2018, that relate to the Big Spring logistics assets acquisition.

Refining Segment	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	365	365
Total sales volume - refined (average barrels per day)(1)	79,137	82,500	78,658	76,041
Products manufactured (average barrels per day):
Gasoline	44,280	45,750	42,138	40,936
Diesel/Jet	27,936	31,330	30,035	29,194
Petrochemicals, LPG, NGLs	2,094	2,216	2,564	2,522
Other	1,508	1,704	1,665	1,677
Total production	75,818	81,000	76,402	74,329
Throughput (average barrels per day):
Crude oil	66,719	74,652	70,041	69,088
Other feedstocks	9,448	8,951	6,770	6,729
Total throughput	76,167	83,603	76,811	75,817
Per barrel of sales:
Tyler refining margin	$7.19	$11.84	$11.88	$9.10
Tyler adjusted refining margin	$12.52	$9.88	$12.66	$8.58
Direct operating expenses	$4.21	$2.89	$3.64	$3.42
Crude Slate: (% based on amount received in period)
WTI crude oil	90.8%	82.0%	83.0%	81.1%
East Texas crude oil	8.9%	16.4%	16.3%	17.8%
Other	0.3%	1.6%	0.7%	1.1%

El Dorado, AR Refinery
Days in period	92	92	365	365
Total sales volume - refined (average barrels per day)(2)	62,422	76,115	71,381	80,277
Products manufactured (average barrels per day):
Gasoline	33,036	38,925	33,718	38,175
Diesel	22,194	27,807	24,609	27,482
Petrochemicals, LPG, NGLs	1,202	1,944	1,228	1,782
Asphalt	5,601	6,020	5,179	6,507
Other	806	887	732	985
Total production	62,839	75,583	65,466	74,931
Throughput (average barrels per day):
Crude oil	59,462	72,032	65,615	73,577
Other feedstocks	4,508	4,505	1,313	2,568
Total throughput	63,970	76,537	66,928	76,145
Per barrel of sales:
El Dorado refining margin	$7.74	$7.18	$8.64	$7.76
El Dorado adjusted refining margin	$8.42	$7.19	$7.08	$6.14
Direct operating expenses	$6.26	$3.71	$5.22	$3.61
Crude Slate: (% based on amount received in period)
WTI crude oil	29.2%	52.8%	58.6%	60.8%
Local Arkansas crude oil	23.7%	18.8%	21.2%	18.9%
Other	47.1%	28.4%	20.2%	20.3%

Refining Segment	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Big Spring, TX Refinery (acquired on July 1, 2017)	(Unaudited)		(Unaudited)
Days in period - based on date acquired	92	92	365	184
Total sales volume - refined (average barrels per day) (3)	80,809	74,189	74,721	74,276
Products manufactured (average barrels per day):
Gasoline	41,534	38,541	36,596	37,266
Diesel/Jet	29,023	27,052	26,660	27,027
Petrochemicals, LPG, NGLs	3,824	3,614	3,646	3,738
Asphalt	1,997	1,404	1,855	1,308
Other	1,263	1,418	1,339	1,354
Total production	77,641	72,029	70,096	70,693
Throughput (average barrels per day):
Crude oil	73,185	69,981	67,978	69,549
Other feedstocks	3,273	1,790	1,533	1,253
Total throughput	76,458	71,771	69,511	70,802
Per barrel of sales:
Big Spring refining margin	$23.03	$14.01	$18.44	$12.86
Big Spring adjusted refining margin	$23.51	$14.06	$18.57	$14.50
Direct operating expenses	$4.44	$4.20	$4.20	$4.04
Crude Slate: (% based on amount received in period)
WTI crude oil	76.8%	70.3%	73.8%	72.9%
WTS crude oil	23.2%	29.7%	26.2%	27.1%

Krotz Springs, LA Refinery (acquired on July 1, 2017)
Days in period - based on date acquired	92	92	365	184
Total sales volume - refined (average barrels per day) (4)	82,566	70,716	78,902	70,923
Products manufactured (average barrels per day):
Gasoline	38,810	34,190	36,729	33,286
Diesel/Jet	32,344	27,379	31,459	27,686
Heavy oils	1,136	1,070	1,216	1,024
Petrochemicals, LPG, NGLs	7,328	7,269	7,224	7,018
Total production	79,618	69,908	76,628	69,014
Throughput (average barrels per day):
Crude oil	72,461	65,816	73,171	67,407
Other feedstocks	5,590	2,741	2,211	1,017
Total throughput	78,051	68,557	75,382	68,424
Per barrel of sales:
Krotz Springs refining margin	$11.64	$8.40	$9.48	$8.29
Krotz Springs adjusted refining margin	$12.57	$8.41	$8.83	$8.92
Direct operating expenses	$3.94	$3.53	$3.84	$3.80
Crude Slate: (% based on amount received in period)
WTI Crude	59.1%	60.1%	61.3%	52.9%
Gulf Coast Sweet Crude	40.9%	39.9%	38.7%	47.1%

Pricing statistics (average for the period presented):	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$59.97	$55.23	$65.20	$50.78
WTI — Midland crude oil (per barrel)	$53.64	$55.47	$57.84	$50.44
WTS -- Midland crude oil (per barrel) (5)	$53.34	$54.81	$57.43	$49.81
LLS crude oil (per barrel) (5)	$67.48	$60.94	$70.19	$54.01
Brent crude oil (per barrel)	$68.69	$61.42	$71.69	$54.73

US Gulf Coast 5-3-2 crack spread (per barrel) (5)	$12.50	$14.66	$13.21	$13.01
US Gulf Coast 3-2-1 crack spread (per barrel) (5)	$15.42	$18.19	$16.63	$16.69
US Gulf Coast 2-1-1 crack spread (per barrel) (5)	$6.47	$9.84	$9.58	$10.94

US Gulf Coast Unleaded Gasoline (per gallon)	$1.59	$1.66	$1.83	$1.55
Gulf Coast Ultra low sulfur diesel (per gallon)	$2.01	$1.82	$2.05	$1.62
US Gulf Coast high sulfur diesel (per gallon)	$1.92	$1.66	$1.92	$1.47
Natural gas (per MMBTU)	$3.72	$2.92	$3.07	$3.02

(1)
Total sales volume includes 2,106 and 986 bpd sold to the logistics segment during the three months and year ended December 31, 2018, respectively, and 3,792 and 1,592 bpd during the three months and year ended December 31, 2017, respectively. Total sales volume also includes sales of 164 and 193 bpd of intermediate and finished products to the El Dorado refinery during the three months and year ended December 31, 2018, respectively, and 154 and 129 bpd during the three months and year ended December 31, 2017, respectively. Total sales volume also includes 284 and 399 bpd of produced finished product sold to the Big Spring refinery and 476 and 232 bpd sold to the Krotz Springs refinery during the three months and year ended December 31, 2018, respectively. Total sales volume excludes 4,015 and 4,444 bpd of wholesale activity during the three months and year ended December 31, 2018, respectively, and 3,238 and 4,209 bpd of wholesale activity during the three months and year ended December 31, 2017, respectively.

(2)
Total sales volume includes 1,035 and 1,387 bpd of produced finished product sold to the Tyler refinery during the three months and year ended December 31, 2018, respectively, and 189 and 514 bpd during the three months and year ended December 31, 2017, respectively; 39,999 and 27,048 bpd of produced finished product sold to the Krotz Springs refinery during the three months and year ended December 31, 2018, respectively; 32 and 302 bpd of produced finished product sold to the Big Spring refinery during the three months and year ended December 31, 2018, respectively; 14 and 140 bpd of produced finished product sold to logistics segment during the three months and year ended December 31, 2018, and 0 and 0 bpd during the year ended December 31, 2017, respectively; 0 and 17 bpd of produced finished product sold to the retail segment during the three months and year ended December 31, 2018, respectively; and 617 and 406 bpd of produced finished product sold to Alon Asphalt Company during the three months and year ended December 31, 2018, respectively. Total sales volume excludes 42,447 and 47,422 bpd of wholesale activity during the three months and year ended December 31, 2018, respectively, and 43,627 and 25,750 bpd of wholesale activity during the year ended December 31, 2017, respectively.

(3)
Total sales volume includes 728 and 554 bpd sold to the Tyler refinery, 13,647 and 13,967 bpd sold to the retail segment, 9,099 and 10,005 bpd sold to the logistics segment and 1,997 and 1,688 bpd sold to Alon Asphalt Company during the three months and year ended December 31, 2018, respectively.

(4)	Sales volume includes 1,200 and 19,039 bpd sold to the El Dorado refinery and 0 and 606 bpd sold to the Tyler refinery during the three months and year ended December 31, 2018, respectively.

(5)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland. The Big Spring and Krotz Springs refineries were acquired July 1, 2017 as part of the Delek US/Alon USA Merger, so Gulf Coast 3-2-1 and 2-1-1 crack spreads, LLS and WTS statistics are presented only for the period Delek US owned these refineries.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (1)
$ in millions, except per share data
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$7.19	$11.84	$11.88	$9.10
Adjustments:
Net inventory valuation loss (benefit)	5.33	(1.96)	1.32	(0.52)
Renewable biofuels credit allocated to refinery	—	—	(0.54)	—

Adjusted refining margin $/bbl	$12.52	$9.88	$12.66	$8.58

El Dorado (3)
Reported refining margin, $ per barrel	$7.74	$7.18	$8.64	$7.76
Adjustments:
Net inventory valuation loss (benefit)	0.68	0.01	0.15	—
RIN waiver	—	—	(2.28)	(1.62)
Renewable biofuels credit allocated to refinery	—	—	(0.23)	—
Non-cash RINs inventory mark-to-market	—	—	0.80	—

Adjusted refining margin $/bbl	$8.42	$7.19	$7.08	$6.14

Big Spring (acquired July 1, 2017) (4)
Reported refining margin, $ per barrel	$23.03	$14.01	$18.44	$12.86
Adjustments:
Net inventory valuation loss	0.48	0.05	0.13	0.03
Inventory fair value adjustment	—	—	—	1.61

Adjusted refining margin $/bbl	$23.51	$14.06	$18.57	$14.50

Krotz Springs (acquired July 1, 2017) (5)
Reported refining margin, $ per barrel	$11.64	$8.40	$9.48	$8.29
Adjustments:
Net inventory valuation loss	0.93	0.01	0.24	—
Inventory fair value adjustment	—	—	—	0.63
RIN waiver	—	—	(1.10)	—
Non-cash RINs inventory mark-to-market	—	—	0.21	—

Adjusted refining margin $/bbl	$12.57	$8.41	$8.83	$8.92

(1)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(2)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There was approximately $(38.8) million and $14.8 million of valuation benefit (loss) in the fourth quarter 2018 and 2017, respectively. There was approximately $(37.9) million and $14.5 million of valuation benefit (loss) in the year ended December 31, 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.

Biodiesel tax credit allocation - In the first quarter 2018, approximately $15.4 million related to the biodiesel tax credit for 2017 that is included in the renewables portion of the refining segment was allocated to Tyler.

(3)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There were $(3.9) million and $(0.1) million of valuation benefit (loss) in the fourth quarter 2018 and 2017, respectively. There was approximately $(3.9) million and $(0.1) million of valuation benefit (loss) in the year ended December 31, 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.

RIN waiver - In March 2018, the El Dorado refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $59.3 million recognized in the first quarter 2018 compared to $47.5 million recognized in the first quarter 2017 for a similar exemption received for the 2016 calendar year.

Biodiesel tax credit allocation - In the first quarter 2018, approximately $6.0 million related to the biodiesel tax credit for 2017 that is included in the renewables portion of the refining segment, which was allocated to El Dorado.

Non-cash RINs inventory mark-to-market - Relates to a mark-to-market of the Renewable Identification Numbers ("RINs") inventory position in the amount of $21.0 million in the second quarter 2018. The inventory position was higher due to the waiver received by the El Dorado refinery in March 2018.

(4)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There were approximately $(3.5) million and $(0.4) million of valuation benefit (loss) in the fourth quarter 2018 and 2017, respectively. There was approximately $(3.5) million and $(0.4) million of valuation benefit (loss) in the year ended December 31, 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective period.

Inventory Fair Value Adjustment -- As a result of the acquisition of Alon on July 1, 2017, there was a $22.0 million inventory fair value charge in the year ended December 31, 2017 that reduced margin.

(5)	Krotz Springs adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There were $(7.1) million of valuation losses in the fourth quarter 2018 and the year ended December 31, 2018, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the period.

Inventory Fair Value Adjustment -- As a result of the acquisition of Alon on July 1, 2017 there was an $8.2 million inventory fair value charge in the year ended December 31, 2017 that reduced margin.

RIN waiver - In March 2018, the Krotz Springs, Louisiana refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $31.6 million recognized in the first quarter 2018.

Non-cash RINs inventory mark-to-market - Relates to a mark-to-market of the Renewable Identification Numbers ("RINs") inventory position in the amount of $5.9 million in the second quarter 2018. The inventory position was higher due to the waiver received by the Krotz Springs refinery in March 2018.

Logistics Segment	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	45,416	58,497	51,992	59,362
Refined products pipelines	41,496	54,874	45,728	51,927
SALA Gathering System	15,536	15,013	16,571	15,871
East Texas Crude Logistics System	13,602	18,078	15,696	15,780

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	77,896	78,810	77,487	73,655
West Texas marketing throughputs (average bpd)	12,938	14,322	13,323	13,817
West Texas gross margin per barrel	$4.60	$5.18	$5.57	$4.03
Big Spring Marketing - Refinery sales volume (average bpd) (for period owned) (2)	84,135	—	81,117	—
Terminalling throughputs (average bpd) (3)	164,028	130,547	155,193	124,488

(1)	Excludes jet fuel and petroleum coke.

(2)
Throughputs for the year ended December 31, 2018 are for the 306 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.

(3)
Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas; our El Dorado and North Little Rock, Arkansas; and our Memphis and Nashville, Tennessee terminals. Throughputs for the year ended December 31, 2018 for the Big Spring terminal are for the 306 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput barrels for the year ended December 31, 2018 was 56.6 million barrels, which averaged 155,193 bpd for the period.

Retail Segment	Three Months Ended December 31,		Year Ended December 31,
(Operations were acquired on July 1, 2017)	2018	2017	2018	2017 (2)
	(Unaudited)		(Unaudited)
Number of stores (end of period) (1)	280	302	280	302
Average number of stores	280	302	280	302
Retail fuel sales (thousands of gallons)	53,309	53,234	217,118	107,599
Average retail gallons per average number of stores (in thousands)	197	182	801	367
Retail fuel margin ($ per gallon)	$0.30	$0.17	$0.24	$0.19
Merchandise sales (in millions)	$81.0	$84.2	$339.0	$174.6
Merchandise sales per average number of stores (in millions)	$0.3	$0.3	$1.2	$0.6
Merchandise margin %	30.2%	31.5%	30.9%	30.7%

Three Months Ended December 31, 2018
Change in same-store fuel gallons sold	0.1%
Change in same-store merchandise sales	(0.7)%
(1) At December 31, 2018, there were 280 retail convenience stores of which 271 sold fuel.
(2) Amounts represent six months of operations for the period July 1, 2017 to December 31, 2017.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of U.S. GAAP Net Income attributable to Delek to Adjusted Net Income	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Reported net income attributable to Delek	$121.6	$211.1	$345.6	$288.8

Adjustments
Net inventory valuation loss (benefit)	53.4	(14.4)	52.5	(14.0)
Tax effect of inventory valuation	(11.6)	5.1	(11.4)	5.0
Net after tax inventory valuation loss (benefit)	41.8	(9.3)	41.1	(9.0)

Environmental indemnification proceeds	(20.0)	—	(20.0)	—
Tax effect of environmental indemnification proceeds	4.5	—	4.5	—
Net after tax environmental indemnification proceeds	(15.5)	—	(15.5)	—

Contract termination/modification charges (1)	6.2	—	6.2	—
Tax effect of contract termination/modification charges	(1.4)	—	(1.4)	—
Net after tax contract termination/modification charges	4.8	—	4.8	—

Asset write-offs	—	—	—	0.7
Tax effect of asset write offs	—	—	—	(0.3)
Net after tax asset write offs	—	—	—	0.4

Adjusted unrealized hedging (gain) loss	(27.1)	13.1	(28.5)	20.9
Tax effect of adjusted unrealized hedging	6.1	(4.8)	6.4	(7.3)
Net after tax adjusted unrealized hedging (gain) loss	(21.0)	8.3	(22.1)	13.6

Inventory fair value adjustment	—	—	—	29.1
Tax effect of inventory fair value adjustment	—	—	—	(10.5)
Net after tax inventory fair value adjustment	—	—	—	18.6

Transaction related expenses	0.9	2.3	16.0	24.7
Tax effect of transaction related expenses	(0.2)	0.3	(3.4)	(7.0)
Net after tax transaction related expenses	0.7	2.6	12.6	17.7

Gain on remeasurement of equity method investment in Alon	—	—	—	(190.1)
Tax effect of gain on remeasurement of equity method investment in Alon	—	—	—	69.5
Net after tax gain on remeasurement of equity method investment in Alon	—	—	—	(120.6)

Deferred tax write-off	—	—	—	46.9
Tax effect of deferred tax write-off	—	—	—	—
Net after tax deferred tax write-off	—	—	—	46.9

Tax Cuts and Jobs Act adjustment (benefit) expense	(2.7)	(166.9)	(0.6)	(166.9)
Tax effect of Tax Cuts and Jobs Act adjustment	—	—	—	—
Net after tax Tax Cuts and Jobs Act adjustment (benefit) expense	(2.7)	(166.9)	(0.6)	(166.9)

Loss on extinguishment of debt	—	—	9.1	—
Tax effect of loss on extinguishment of debt	—	—	(2.1)	—
Net after tax loss on extinguishment of debt	—	—	7.0	—

Impairment loss on assets held for sale	—	—	27.5	—
Tax effect of impairment loss on assets held for sale	—	—	(0.5)	—
Net after tax impairment loss on assets held for sale	—	—	27.0	—

Gain on sale of the asphalt business	(0.1)	—	(13.3)	—
Tax effect of gain on sale of the asphalt business	—	—	2.9	—
Net after tax gain on sale of the asphalt business	(0.1)	—	(10.4)	—

Discontinued operations loss	0.2	2.2	10.9	8.6
Tax effect of discontinued operations	—	(0.4)	(2.2)	(2.7)
Net after tax discontinued operations (income) loss	0.2	1.8	8.7	5.9

Net income attributable to non-controlling interest of discontinued operations	—	—	10.5	—
Tax effect of net income attributable to non-controlling interest of discontinued operations	—	—	(2.4)	—
Net after tax income attributable to non-controlling interest of discontinued operations	—	—	8.1	—

Total after tax adjustments	8.2	(163.5)	60.7	(193.4)

Adjusted net income	$129.8	$47.6	$406.3	$95.4

(1)
Contract termination/modification charges are related to the termination of the licensing agreement with 7-Eleven which will require the removal of 7-Eleven branding on a store-by-store basis over a period of time not to extend past December 31, 2021, as well as fees incurred in connection with the Big Spring refinery portion of the J. Aron Supply and Offtake Agreement amendments where such fees were required to be charged to expense because the underlying obligation is accounted for pursuant to the fair value election provided by Accounting Standards Codification 820, Fair Value Measurements and Disclosure.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of U.S. GAAP Income per share to Adjusted Net Income per share	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Reported diluted income per share	$1.48	$2.56	$4.02	$4.00

Adjustments, after tax (per share) (1)
Net inventory valuation loss (gain)	0.51	(0.11)	0.47	(0.12)
Environmental indemnification proceeds	(0.19)	—	(0.18)	—
Contract termination/modification charges	0.06	—	0.06	—
Asset write offs	—	—	—	0.01
Adjusted unrealized hedging (gain) loss	(0.25)	0.10	(0.25)	0.19
Inventory fair value adjustment	—	—	—	0.26
Transaction related expenses	0.01	0.03	0.15	0.24
Gain on remeasurement of equity method investment in Alon	—	—	—	(1.67)
Deferred tax write-off	—	—	—	0.65
Tax Cuts and Jobs Act adjustment (benefit) expense	(0.03)	(2.02)	(0.01)	(2.31)
Impairment loss on assets held for sale	—	—	0.31	—
Gain on sale of the asphalt business	—	—	(0.12)	—
(Gain) loss on extinguishment of debt	—	—	0.08	—
Discontinued operations loss	—	0.02	0.10	0.08
Net loss attributable to non-controlling interest of discontinued operations	—	—	0.09	—

Total adjustments	0.11	(1.98)	0.70	(2.67)
Adjustment for economic benefit of note hedge related to Senior Convertible Notes (2)	—	—	0.08	—
Adjusted net income per share	$1.59	$0.58	$4.80	$1.33

Shares used in computing Non-GAAP dilutive effect of convertible debt (2):
Diluted	82,528,339	82,645,060	86,768,401	72,303,083
Less: Adjustment for economic benefit of note hedge related to Senior Convertible Notes (2)	—	526,464	1,525,846	—
Non-GAAP Adjusted Diluted Share Count	82,528,339	82,118,596	85,242,555	72,303,083
(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.
(2) Delek US had a convertible note hedge transaction in effect to offset the economic dilution of the additional shares from the Convertible Notes that matured on September 17, 2018.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net Income attributable to Delek to Adjusted EBITDA	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Reported net income attributable to Delek	$121.6	$211.1	$345.6	$288.8

Add:
Interest expense, net	27.9	30.0	120.1	89.8
(Gain) loss on extinguishment of debt	—	—	9.1	—
Income tax expense (benefit) - continuing operations	29.6	(140.7)	96.4	(29.2)
Depreciation and amortization	53.0	47.9	199.4	153.3
EBITDA	232.1	148.3	770.6	502.7

Adjustments
Net inventory valuation loss (gain)	53.4	(14.4)	52.5	(14.0)
Environmental indemnification proceeds	(20.0)	—	(20.0)	—
Contract termination charges	6.2	—	6.2	—
Asset write offs	—	—	—	0.7
Adjusted unrealized hedging (gain) loss	(27.1)	13.1	(28.6)	20.9
Inventory fair value adjustment	—	—	—	33.2
Transaction related expenses	0.9	2.3	16.0	24.7
Impairment loss on assets held for sale	—	—	27.5	—
Gain on sale of the asphalt business	(0.1)	—	(13.3)	—
Gain on remeasurement of equity method investment in Alon	—	—	—	(190.1)
Discontinued operations loss, net of tax	0.2	1.8	8.7	5.9
Non-controlling interest income	5.8	14.0	34.8	33.8
Total adjustments	19.3	16.8	83.8	(84.9)

Adjusted EBITDA	$251.4	$165.1	$854.4	$417.8

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Refining Segment Gross Margin to Refining Margin	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net revenues	$2,231.3	$2,254.3	$9,549.7	$6,620.6
Cost of sales	2,030.6	2,100.8	8,818.3	6,279.1
Gross margin	200.7	153.5	731.4	341.5
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	118.7	104.8	465.4	317.7
Depreciation and amortization	34.6	32.3	133.7	109.2
Refining margin	$354.0	$290.6	$1,330.5	$768.4

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Unrealized (Gains) Losses on Economic Hedge Commodity Derivatives Not Designated as Hedges to Adjusted Unrealized Hedging (Gains) Losses	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Unrealized (gain) loss on economic hedge commodity derivatives not designated as hedges	$(29.3)	$2.0	$(32.1)	$13.0
Add: Reversal of prior period unrealized (gain) loss where the instrument has matured but has not cash settled as of period end	(5.9)	6.5	(4.6)	3.3
Less: Portion of unrealized gain (loss) where the instrument has matured but has not cash settled as of period end	8.1	4.6	8.1	4.6
Adjusted unrealized hedging (gain) loss	$(27.1)	$13.1	$(28.6)	$20.9

Investor Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky
Vice President - Government Affairs, Public Affairs & Communications
615-435-1407